Exhibit 2.1

Execution Version

SEPARATION AND REDEMPTION AGREEMENT

By and between

DIGITAL GENERATION, INC.

and

SIZMEK INC.

Dated as of February 6, 2014

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE II

THE SEPARATION

i

ARTICLE VI

CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

Section 6.1	Restriction on Employee Solicitation and Hiring	17
Section 6.2	Marks	18
Section 6.3	Merger Agreement	18
Section 6.4	Representations	18
Section 6.5	Section 6.5 Non-Competition	19

ARTICLE VII

CONFIDENTIALITY

Section 7.1	Confidentiality	20
Section 7.2	Protective Arrangements	21

ARTICLE VIII

ACCESS TO INFORMATION AND SERVICES

Section 8.1	Provision of Corporate Records	22
Section 8.2	Access to Information	22
Section 8.3	Production of Witnesses	23
Section 8.4	Reimbursement	23
Section 8.5	Privileged Matters	23

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1	Disputes	25
Section 9.2	Arbitration	25
Section 9.3	Arbitration Procedure	25
Section 9.4	Confidentiality	27

ARTICLE X

FURTHER ASSURANCES

Section 10.1	Further Assurances	27
Section 10.2	Savings Clause	28
Section 10.3	Schedules	28

ii

iii

SEPARATION AND REDEMPTION AGREEMENT

THIS SEPARATION AND REDEMPTION AGREEMENT (including all Appendices and Schedules hereto, this “Agreement”), dated as of February 6, 2014, is entered into by and between Digital Generation, Inc., a Delaware corporation (“DG”), and Sizmek Inc., a Delaware corporation (“SpinCo”) (each a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings ascribed to them in Article I.

R E C I T A L S

WHEREAS, DG has entered into that Agreement and Plan of Merger dated as of August 12, 2013 by and among Extreme Reach, Inc., a Delaware corporation (“Buyer”), Dawn Blackhawk Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and DG (the “Merger Agreement”) pursuant to which Acquisition Sub shall merge with and into DG (the “Merger”) with DG being the Surviving Corporation in the Merger, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, DG’s operations are divided into two reporting segments for purposes of reporting its financial condition and results of operations under GAAP, notably its Online Business and its Television Business;

WHEREAS, Buyer and Acquisition Sub desire to acquire from DG, and DG desires to transfer to Buyer and Acquisition Sub, only the Television Business under the terms and conditions of the Merger Agreement as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, following the separation of the Online Business (which will be conveyed to and vest in SpinCo) and the Television Business (which will remain with DG and its Subsidiaries that are not being conveyed to SpinCo hereunder) in accordance with this Agreement (collectively, the “Separation”), and as a condition to the Merger, immediately prior to the Effective Time (as defined below) of the Merger, each share of DG Common Stock (as defined below) then issued and outstanding will be partially redeemed (the “Redemption”) by conversion into the right to receive one (1) share of common stock, par value $0.001 per share, of SpinCo (such shares, the “SpinCo Common Stock”); and

WHEREAS, DG and SpinCo intend in this Agreement and the Ancillary Agreements to set forth the principal corporate and commercial arrangements between the Parties with respect to the Separation and the Redemption.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, DG and SpinCo mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A or, if not defined in Appendix A, shall have the meanings set forth in the Merger Agreement.

ARTICLE II

THE SEPARATION

Section 2.1                                    Timing and Conditions.  The Separation shall occur only after all the conditions to the Merger as set forth in Article VII of the Merger Agreement have been satisfied or waived in accordance with their terms, other than (a) the condition set forth in Section 7.1(d) of the Merger Agreement with respect to the completion of the Spin-Off Transaction and (b) those conditions that by the nature of their terms are to be satisfied at the Closing.  The Spin-Off Transaction shall occur following the consummation of the Separation, as set forth in Article III below, and immediately prior to the Effective Time of the Merger under the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, SpinCo shall (x) receive the benefit of all current assets (including cash, receivables and work in process) of DG and shall be responsible for all liabilities of DG, in each case, generated by DG prior to 11:59 pm Central time on February 7, 2014 and (y) have access to and maintain control over all accounts, including bank accounts and lock box accounts, of the Company until 11:59 pm Central time on February 7, 2014

Section 2.2                                    Contributions.  In order to effectuate the Separation, DG shall contribute to, assign, transfer and convey to SpinCo (a) all equity securities of the SpinCo Subsidiaries specified in Section 2.2.1 and (b) by instruments of title or transfer, the assets specified (and subject to the terms and conditions set forth) in (i) Sections 2.2.2 (Unicast Assets), 2.2.3 (Corporate Assets), 2.2.4 (Contracts), 2.2.5 (Real Property Leases), 2.2.6 (Company Working Capital), 2.2.7 (Intellectual Property), 2.2.9 (Books and Records), 2.2.10 (Authorizations), and 2.2.11 (Insurance), (ii) solely to the extent such are primarily used in or relate to the Online Business and subject to the Transition Services Agreement, Section 2.2.8 (Software) and (iii) Section 2.2.13 (Goodwill) (collectively, the “SpinCo Assets”):

Section 2.2.1                                        Equity Securities of Online Subsidiaries.  All of the outstanding shares of capital stock, membership interests and other equity interests, as applicable of each of the following direct Subsidiaries of DG (collectively the “SpinCo Subsidiaries”): MediaMind Technologies, Inc., a Delaware corporation; EyeWonder LLC, a Delaware limited liability company; Chors GmbH, a German corporation; Unicast EMEA, Ltd., a England and Wales limited company; and Viewpoint Japan Co. Ltd., a Japanese limited company.  Schedule 2.2.1 sets forth a chart of each Subsidiary of the SpinCo Subsidiaries that will be indirect Subsidiaries of SpinCo following the Separation, and a chart of each direct and indirect Subsidiary that will remain a Subsidiary of DG immediately following the Separation;

Section 2.2.2                                        Unicast Assets.  All tangible assets described on Schedule 2.2.2, which assets are primarily used in the Unicast offerings of the Online Business, and all tangible assets that are used solely in the Unicast offerings of the Online business (whether or not set forth on Schedule 2.2.2);

Section 2.2.3                                        Corporate Assets.  All tangible assets described on Schedule 2.2.3, which assets relate to corporate overhead and general administration of DG and that are not used exclusively in the Television Business, and all tangible assets that relate to or are used exclusively in the Online Business (whether or not set forth on Schedule 2.2.3);

Section 2.2.4                                        Contracts.  Except as set forth on Schedule 2.2.4, all contracts and agreements, relationships and open purchase orders, in each case, relating (in whole or in part) to the Online Business, including all contracts, agreements and open purchase orders, in each case, relating to the corporate overhead and general administration of DG that are not used exclusively in the Television Business;

Section 2.2.5                                        Real Property Leases.  The real property leases identified on Schedule 2.2.5 under the heading “Online Business”.  Schedule 2.2.5 also identifies all real property leases to which DG or a member of the DG Group is a party that will remain with DG or a member of the DG Group following the Separation under the heading “TV Business”;

Section 2.2.6                                        Company Working Capital; Bank Accounts.  (a) All Company Working Capital (other than prepaid expenses of DG, which shall be retained by DG), as reflected in the chart of accounts set forth on Schedule 2.2.6 and designated as being contributed to or assumed by SpinCo, including all cash and cash equivalents of the Company and its Subsidiaries and (b) each of the bank accounts set forth in Schedule 2.2.6; provided, that with respect to all bank accounts and lockboxes retained by DG following the Closing (for the avoidance of doubt, excluding the bank accounts set forth in Schedule 2.2.6), DG shall (i) provide on a real time, uninterrupted basis read-only access to Sizmek to all such accounts and lockboxes, (ii) unless otherwise agreed by SpinCo in writing, maintain and keep all such bank accounts open and provide SpinCo access to such accounts in accordance herewith until the collection of all outstanding DG and Online accounts receivable that exists on 11:59 pm on February 7, 2014, and (iii) permit SpinCo to conduct, or cause to be conducted, not less frequently than once per month, an audit of such accounts and lockboxes;

Section 2.2.7                                        Intellectual Property.  Subject to any license rights granted in the Transition Services Agreement, the intellectual property described on Schedule 2.2.7, which is used primarily in the operation of the Online Business, all inventions and trade secrets arising under common law and all unregistered copyrights, in each case, that are used exclusively in the Online Business, and all intellectual property developed under or in connection with the Master Software Development and Services Agreement between Digital Generation, Inc. and ATD Group, LLC entered into on or around February 28, 2013 (including, but not limited to Statement of Work No. 2013-01), the Software License, Development and Services Agreement between Digital Generation, Inc. and Nativ Limited dated June 26, 2013 or the Master Services Agreement between Digital Generation, Inc. and SoftLayer Technologies, Inc.;

Section 2.2.8                                        Software.  All right, title and interest in (i) software used primarily in the Online Business, (ii) subject to the Transition Services Agreement, all software used in general corporate administration that is not used exclusively in the Television Business, and (iii) the modules listed on Schedule 2.2.8;

Section 2.2.9                                        Books and Records.  (a) All accounting and other records, ledgers and files, whether written or in electronic form, that are used exclusively in the Online Business (provided that one copy of all such records may be retained by DG for archival purposes), (b) upon the reasonable request of SpinCo, copies of all accounting and other records, ledgers and files, whether written or in electronic form (other than the items described in clause (a) above) that are not used prior to the Redemption Date exclusively in the Television Business, and (c) copies of all Tax Returns, Tax work papers and related records and files relating to DG and its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Redemption Date;  provided that original corporate stock transfer records of the Company shall be retained by DG;

Section 2.2.10                                 Authorizations.  (a) All licenses, permits, approvals and authorizations issued or granted by any Governmental Authority exclusively in connection with the Online Business, to the extent transferrable and (b) subject to the terms and conditions of the Transition Services Agreement, the licenses described on Schedule 2.2.10;

Section 2.2.11                                 Insurance.  All contracts of insurance, guarantee or suretyship, including all rights, claims or recoveries arising under any contract of insurance, whether or not asserted or claimed, relating to any event, occurrence, condition, fact or omission arising prior to the Effective Time of the Merger, including (a) those contracts of insurance identified on Schedule 2.2.11, (b) the SpinCo Policies and (c) all rights of SpinCo and the SpinCo Group set forth in Sections 4.1 and 4.2;

Section 2.2.12                                 Claims.  Except as set forth on Schedule 2.2.12, all rights (including all rights to recovery, collect, enforce, control and appeal) under, with respect to or in connection with litigation involving the Online Business, whether or not SpinCo or any of its Subsidiaries is a party thereto;

Section 2.2.13                                 Goodwill.  All goodwill of the Online Business, whether or not reflected or recorded on the financial statements of DG;

Section 2.2.14                                 Other Assets.  Subject to the terms and conditions of the Transition Services Agreement and (if applicable) Section 2.2.16, each of the tangible assets set forth on Schedule 2.2.14;

Section 2.2.15                                 Springbox Earn Out.  All rights and gain contingencies with respect to the earn out under the Asset Purchase Agreement dated June 1, 2012 between DG and Digital Results LLC relating to the sale of the Springbox business;

Section 2.2.16                                 FCC Regulated Assets.  All tangible assets subject to Federal Communication Commission (“FCC”) regulation (which SpinCo shall transfer back to DG without consideration promptly following approval by the FCC of the change of control application to be submitted by DG following the Closing); and

Section 2.2.17                                 Roth Brokerage Account.  The brokerage account at Roth Capital that holds shares of DG common stock held as DG treasury shares.

Section 2.3                                    Assumption.                            In furtherance of the Separation, SpinCo shall accept the SpinCo Assets as contributed, assigned, transferred and conveyed to it pursuant to Section 2.2 herein, and shall assume and be solely responsible for, by one or more instruments of assumption, the following:

Section 2.3.1                          Liabilities.  All Liabilities (other than deferred revenue) of DG, the Company Subsidiaries and/or their respective Affiliates existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Effective Time of the Merger, including, without limitation:

(a)                                 Stockholder Litigation and Appraisal Claims.  All liabilities, recoveries, damages, claims and proceedings asserted by any stockholder of DG directly or derivatively on behalf of DG against DG (if applicable) and its Affiliates existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Effective Time of the Merger, whether or not related to or arising from the Merger Agreement and the transactions contemplated thereby, including any demands made or proceedings initiated by any stockholder of DG relating to the Merger under Section 262 of the Delaware General Corporation Law;

(b)                                 Taxes.  All Liabilities for SpinCo Taxes (as defined in the Tax Matters Agreement);

(c)                                  Employee Liabilities.  All Liabilities relating to employees of DG or any Company Subsidiary to the extent provided in the Employee Matters Agreement; and

(d)                                 Earn Out.  One-half of the earn out obligation that may be earned and be payable to North Country Media Group, Inc. (“North Country”) under the Asset Purchase Agreement dated August 1, 2012 between DG and North Country and certain stockholders of North Country for the period August 1, 2013 through July 31, 2014, with DG retaining the remaining one-half of such obligation as a DG liability.

Section 2.3.2                          Transaction Expenses.  All fees and expenses paid or payable prior to or after the Effective Time to third parties by DG and/or its Affiliates in connection with the Merger Agreement and/or Separation and the Redemption, including fees and expenses owed to the Agent and financial, legal and accounting advisors, the Expenses (as defined in the Merger Agreement), and fees for the liability insurance policies referenced in Section 6.7 of the Merger Agreement.  All of such fees and expenses shall be paid at the Closing or to the extent not paid at the Closing, upon request of DG or any of its Affiliates.

Section 2.3.3                          SpinCo Business and SpinCo Assets.  All Liabilities of SpinCo Group related to any event, occurrence, condition or fact or omission arising out of the Online Business and/or the SpinCo Assets arising prior to, on or after the Effective Time of the Merger.

All items and matters referenced in Sections 2.3.1 through 2.3.3 inclusive are hereafter referred to as the “SpinCo Liabilities”.

Section 2.4                                    Governmental Approvals; Consents.

(a)                                 The Parties shall use their respective reasonable best efforts to obtain any Governmental Approvals as promptly as practicable following the date of this Agreement.  If and to the extent that the valid, complete and perfected transfer or assignment to SpinCo of any SpinCo Assets would be a violation of applicable Law or require any Governmental Approval in connection with the Separation or the Redemption, then, unless DG shall otherwise determine, the transfer or assignment to or from SpinCo or one of its Subsidiaries, as the case may be, of such SpinCo Assets or non-SpinCo Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(b)                                 The Parties shall use their respective reasonable best efforts to obtain any Consents as promptly as practicable following the date of this Agreement.  Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefore to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

Section 2.5                                    Deferred Transfers.

(a)                                 If the transfer or assignment of any SpinCo Asset intended to be transferred or assigned hereunder is not consummated prior to the Redemption, whether as a result of the provisions of Section 2.4 or for any other reason, then DG shall retain such SpinCo Asset and shall thereafter hold such SpinCo Asset in trust solely for the use and benefit of SpinCo (and at the sole expenses of SpinCo) to the extent not prohibited by Law.

(b)                                 If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any SpinCo Asset pursuant to Section 2.4 or otherwise, are obtained or removed (as appropriate), the transfer of the SpinCo Asset shall be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

(c)                                  DG shall take such actions with respect (at the sole expense of SpinCo) to any such retained SpinCo Asset as may be reasonably requested by SpinCo.

(d)                                 If the Parties are unable to obtain, or to cause to be obtained, any Governmental Approvals, Consents or any other release, substitution or amendment contemplated under Section 2.4 or otherwise under this Agreement, then (i) each Party or a member of such Party’s Group, as applicable, that is party to such Contract or subject to such license or other obligation shall (i) continue to be bound by such Contract, license or other obligation, in each case (unless prohibited by Law or the terms thereof), as agent or subcontractor for the Party or member of such Party’s Group to which such Contract, license or obligation is to be assigned, transferred or conveyed hereunder had the impediment to transfer not existed (the “Liable Party”), and (ii) the Liable Party shall, or shall cause a member of such Liable Party’s Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other

Party’s Group thereunder from and after the Redemption Date; provided, however, that such other Party or member of such other Party’s Group shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Redemption Date.  The Liable Party shall indemnify the other Party and the members of such other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that the Liability results from such other Party has engaged in any violation of Law or fraud in connection therewith.  The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party (or to another member of the Liable Party’s Group designated in writing by the Liable Party) all money, rights and other consideration received by it or any member of its Group in respect of such retained Contract, license or other obligation.  If and when any such Governmental Approval, Consent, release, substitution or amendment shall be obtained or such Contract, license or other obligation shall otherwise become assignable or capable of novation, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party (or to another member of the Liable Party’s Group designated in writing by the Liable Party) without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights, obligations and other Liabilities.

Section 2.6                                    Termination of Agreements.  Except with respect to this Agreement, the Merger Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms) on behalf of the Parties and their respective Groups, the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Redemption Date; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

Section 2.7                                    Disclaimer of Representations and Warranties.  ON BEHALF OF THE PARTIES AND THEIR RESPECTIVE GROUPS, THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION,

DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND SO LONG AS THE TRANSFEROR IS IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT RELATING TO THE TRANSFER, THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT THE REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE REDEMPTION

Section 3.1                                    The Redemption.

(a)                                 Subject to Section 3.3, on or prior to the Redemption Date, for the benefit of and distribution to the holders of DG Common Stock that is issued and outstanding immediately prior to the Effective Time, DG will deliver stock certificates, endorsed by DG in blank, to Computershare Limited (the “Agent”), representing all of the outstanding and issued shares of SpinCo Common Stock then owned by DG or any member of the DG Group.  DG shall instruct the Agent to electronically deliver, after the Effective Time and upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation by the Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the appropriate number of such shares of SpinCo Common Stock to each such holder (or designated transferee or transferees of such holder), all in accordance with Section 3.2(c) of the Merger Agreement.

(b)                                 Subject to Sections 3.1(a), 3.3 and 3.4, each holder of DG Common Stock on the Redemption Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Redemption one (1) share of SpinCo Common Stock in partial redemption of each share of DG Common Stock held on such date.

(c)                                  SpinCo and DG, as the case may be, will provide to the Agent any and all information required to complete the Redemption.

Section 3.2                                    Actions in Connection with the Redemption.

(a)                                 In connection with the Redemption, DG and SpinCo shall prepare and mail to the holders of DG Common Stock such information concerning SpinCo, the Online Business, operations and management, the Separation, the Redemption and such other matters as DG shall reasonably determine and as may be required by Law.

(b)                                 SpinCo shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements.  SpinCo shall prepare and, in accordance with applicable Law, file with the Commission the Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Redemption, and DG and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c)                                  DG and SpinCo shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Redemption.

(d)                                 DG and SpinCo shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Redemption on the Redemption Date.

(e)                                  Promptly after receiving a request to do so from DG, SpinCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on the Exchange of the SpinCo Common Stock to be distributed in the Redemption.

(f)                                   DG shall give the Exchange not less than ten (10) days’ advance notice of the Redemption Date in compliance with Rule 10b-17 under the Exchange Act, if applicable.

Section 3.3                                    Conditions to Redemption.  Subject to Section 3.2, the following are conditions to the consummation of the Redemption.  Except as set forth herein, the conditions are for the sole benefit of DG and shall not give rise to or create any duty on the part of DG or the Board of Directors of DG to waive or not waive any such condition:

(a)                                 The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto;

(b)                                 All permits, registrations and consents required under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Redemption shall have been obtained and be in full force and effect;

(c)                                  All material Government Approvals and other consents necessary to consummate the Redemption shall have been obtained and be in full force and effect;

(d)                                 No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Redemption shall be in effect and no other event outside the control of DG shall have occurred or failed to occur that prevents the consummation of the Redemption;

(e)                                  The Board of Directors of DG and SpinCo shall have obtained an opinion from a financial advisor of nationally recognized standing, in a form reasonably satisfactory to the Parties and Buyer, substantially to the effect that each of SpinCo and DG will be solvent and adequately capitalized immediately after the Redemption and DG has sufficient surplus under the Laws of Delaware to partially redeem the DG Common Stock in exchange for the SpinCo Common Stock in accordance herewith;

(f)                                   The Board of Directors of DG shall have authorized and approved the Redemption and not withdrawn such authorization and approval;

(g)                                  All Ancillary Agreements shall have been entered into by the Parties;

(h)                                 All conditions to the Merger set forth in Article VII of the Merger Agreement shall have been satisfied, other than (i) the condition set forth in Section 7.1(d) of the Merger Agreement with respect to the completion of the Spin-Off Transaction and (ii) those conditions that by the nature of their terms are to be satisfied at the Closing; and

(i)                                     No other events or developments shall have occurred that, in the sole discretion of the Board of Directors of DG, would result in the Redemption having a material adverse effect on DG or on the stockholders of DG or not being in the best interest of DG and its stockholders.

The condition set forth in Section 3.3(e) may not be waived without the prior written consent of Buyer.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to the partial redemption of each share of DG Common Stock that the holder of such share immediately prior to the Effective Time shall have delivered to the Agent (whether prior to, on or after the Redemption Date) an original Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation by the Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, in each case, in accordance with Section 3.2(c) of the Merger Agreement.

Section 3.4                                    Fractional Shares.  The Agent and DG shall, as soon as practicable after the Redemption Date: (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of DG Common Stock as of close of business on the Redemption Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes.  The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold, provided that the designated broker-dealer is not an Affiliate of DG or SpinCo.  Neither DG nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

ARTICLE IV

INSURANCE

Section 4.1                                    Policies and Rights Included Within the SpinCo Assets.  Without limiting the generality of the definition of the SpinCo Assets, the SpinCo Assets shall include: (a) any and all rights of an insured party under each of the Shared Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Redemption Date by any Party in connection with the Online Business or, to the extent any claim is made against the Parties or their respective Affiliates, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this Section 4.1 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo; and (b) the SpinCo Policies.

Section 4.2                                    Post-Redemption Date Claims.  If, subsequent to the Redemption Date, any Person shall assert a claim against SpinCo or any SpinCo Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Redemption Date or in connection with the Redemption or the conduct of the SpinCo Business and such injury, loss, liability, damage or expense may have or has arisen out of insured or insurable occurrences or events under one or more of the Shared Policies, DG shall at the time such claim is asserted (except to the extent inconsistent with Section 4.1) be deemed to assign, without need of further documentation, to SpinCo any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 4.2 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo.

Section 4.3                                    Insured Liabilities.

(a)                                 Claims for coverage of Insured SpinCo Liabilities shall be tendered by DG as necessary to invoke the benefit of the Policies, at SpinCo’s sole option, cost and expense.  If such insurers do not promptly acknowledge insurance coverage in connection with the Insured SpinCo Liabilities, then, with respect to such Insured SpinCo Liabilities, SpinCo or a member of the SpinCo Group on an as-incurred basis: (i) shall advance all amounts expended by the DG Group for or with respect to such Insured SpinCo Liabilities, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Liabilities required to be paid by the DG Group and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured SpinCo Liabilities.  Any payments made by a member of the SpinCo Group on account of such Insured SpinCo Liabilities shall be deemed to be advances pursuant to this Section 4.3.  The SpinCo Group shall have the right to recover any advances made pursuant to Section 4.3 from the DG Group, and the DG Group shall have the obligation promptly to reimburse the SpinCo Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured SpinCo Liabilities and that are received by the DG Group with respect to an Insured SpinCo Liability.  The DG Group shall: (i) at all times until paid to a member of the SpinCo Group, hold Insurance Proceeds received for or with respect to Insured SpinCo Liabilities in trust for the benefit of SpinCo; and (ii)  promptly remit such Insurance Proceeds to SpinCo.

(b)                                 Claims for coverage of Insured DG Liabilities shall be tendered by SpinCo as necessary to invoke the benefit of the Policies, at DG’s sole option, cost and expense.  If such insurers do not promptly acknowledge insurance coverage in connection with the Insured DG Liabilities, then, with respect to such Insured DG Liabilities, DG or a member of the DG Group on an as-incurred basis: (i) shall advance all amounts expended by the SpinCo Group for or with respect to such Insured DG Liabilities, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Liabilities required to be paid by the SpinCo Group and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured DG Liabilities.  Any payments made by a member of the DG Group on account of such Insured DG Liabilities shall be deemed to be advances pursuant to this Section 4.3.  DG and the DG Subsidiaries shall have the right to recover any advances made pursuant to Section 4.3 from the SpinCo Group, and the SpinCo Group shall have the obligation promptly to reimburse the DG Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured DG Liabilities and that are received by the SpinCo Group with respect to an Insured DG Liability.  The SpinCo Group shall: (i) at all times until paid to a member of the DG Group, hold Insurance Proceeds received for or with respect to Insured DG Liabilities in trust for the benefit of DG; and (ii) promptly remit such Insurance Proceeds to DG.

ARTICLE V

RELEASES AND INDEMNIFICATION

Section 5.1                                    Release of Pre-Redemption Claims.

(a)                                 Except as otherwise provided in this Agreement, in Section 6.7 of the Merger Agreement or any in Ancillary Agreement and subject to Section 5.1(b), SpinCo, for itself and each member of the SpinCo Group, their respective Affiliates and all Persons who at any time prior to the Redemption Date were directors, officers, agents or employees of any member of SpinCo’s Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Redemption Date, remise, release and forever discharge DG and the other members of DG’s Group, their respective Affiliates and all Persons who at any time prior to the Redemption Date were shareholders, directors, officers, agents or employees of any member of DG (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all SpinCo Liabilities.

(b)                                 Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement or any Ancillary Agreement.  In addition, nothing contained in Section 5.1(a) shall release any person from:

(i)                                     any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii)                                  any Liability provided in or resulting from any other Contract or understanding that is entered into on or after the Effective Time of Merger between one Party or any member of such Party’s Group, on the one hand, and the other Party or any member of such other Party’s Group, on the other hand; and

(iii)                               any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Merger Agreement and/or the Ancillary Agreements;

(c)                                  Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party, any member of any other Party’s Group or any other Person released pursuant to Section 5.1(a), with respect to any and all Liabilities released pursuant to Section 5.1(a).  If a Party breaches this Section 5.1(c), such breaching Party, in addition to any other remedy available at Law or under this Agreement, shall be liable for all related expenses, including court costs, attorneys’ fees, and all other legal expenses, of the other Party.

(d)                                 It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all the Liabilities specified herein existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur, and all conditions existing or alleged to have existed, on or before the Redemption Date, whether known or unknown, including any contractual agreements or arrangements existing or alleged to exist between or among any Parties or the members of any Party’s Group on or before the Redemption Date, except as otherwise set forth in this Agreement and the Ancillary Agreements.

(e)                                  If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE V.

(f)                                   At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.

Section 5.2                                    Indemnification by SpinCo.  Except as otherwise provided in this Agreement, the Merger Agreement or any Ancillary Agreement, following the Redemption Date, SpinCo, on behalf of itself and its Subsidiaries following the consummation of the Spin-Off Transaction, shall indemnify, defend and hold harmless and shall cause its direct and indirect subsidiaries to indemnify, defend and hold harmless, DG, the other members of the DG Group, their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “DG Indemnitees”), from and against any and all Liabilities and related losses of the DG Indemnitees relating to, arising out of or resulting from any of the following:

(a)                                 the failure of SpinCo, any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge after the Redemption Date any SpinCo Liabilities in accordance with their respective terms;

(b)                                 the SpinCo Liabilities;

(c)                                  any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Form 10, resulting in a misleading statement, with respect to all information contained in the Form 10;

(d)                                 any breach by SpinCo of any representation, warranty, covenant or agreement of SpinCo or any member of the SpinCo Group contained in this Agreement or any of the Ancillary Agreements; and

(e)                                  any breach by DG prior to the Effective Time of any representation, warranty, covenant or agreement of DG or any member of the DG Group contained in this Agreement or any of the Ancillary Agreements.

Section 5.3                                    Indemnification by DG.  Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Redemption Date, DG, on behalf of itself and its Subsidiaries following the consummation of the Spin-Off Transaction, shall indemnify, defend and hold harmless SpinCo, the other members of the SpinCo Group, each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities and related losses of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following:

(a)                                 the failure of DG, its Affiliates and Group to pay, perform or otherwise promptly discharge after the Effective Time of Merger any DG Liabilities;

(b)                                 the DG Liabilities; and

(c)                                  any breach after the Effective Time by DG of any representation, warranty, covenant or agreement of DG or any member of the DG Group contained in this Agreement, or in any of the Ancillary Agreements.

Section 5.4                                    Reduction for Insurance Proceeds and Other Recoveries.

(a)                                 The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this ARTICLE V, shall be reduced by Insurance Proceeds or other amounts, in each case, actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability or related loss.  If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability or related loss and subsequently receives Insurance Proceeds in respect of such Liability or related loss, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, an amount equal to the aggregate amount of such Insurance Proceeds received; provided, that the aggregate amount of all payments by such Indemnitee pursuant to this Section 5.4(a) in respect of any indemnifiable loss shall not exceed the aggregate amount of all payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss.

(b)                                 Any insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.  Notwithstanding the foregoing, each member of the DG Group and SpinCo Group shall be required to use its respective commercially reasonable efforts to collect or recover any available Insurance Proceeds.

Section 5.5                                    Procedures For Indemnification of Third Party Claims.

(a)                                 If any Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any Third Party of any Action (each a “Third Party Claim”) with respect to which any Indemnifying Party may be obligated to provide indemnification to such Indemnitee hereunder, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than ten (10) Business Days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 If, within thirty (30) days after the receipt of notice from any Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party acknowledges in writing to such Indemnitee that the Third Party Claim is within the scope of and subject to indemnification hereunder, then the Indemnifying Party shall be entitled, if it so elects at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage legal counsel of its own choice to handle and defend the same, unless (A) the named parties to such action or proceeding include both the Indemnifying Party and such Indemnitee and such Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (B)  the Indemnitee reasonably determines in good faith that any Third Party Claim is having or could reasonably be expected to have a material adverse effect on its business, assets, affairs, or condition (financial or otherwise), (C) a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation involving the Indemnitee’s Group, (D) if the Indemnitee Party determines in good faith upon the advice of outside counsel that the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim, or (E) if the Indemnitee, at any time, reasonably believes in good faith that the Indemnifying Party does not have the financial wherewithal to vigorously prosecute or defend such Third Party Claim, then in the event of clauses (A) - (E), such Indemnitee shall be entitled, at the Indemnifying Party’s cost and expense, to participate in such defense; provided that the Indemnifying Party shall not be responsible for the reasonable fees of more than one separate counsel of the Indemnitee’s own choosing, and (iii) to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee (such consent not to be unreasonably delayed or withheld) unless (A) there is no finding or admission of any violation or wrongdoing by the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Third Party Claims effected without its consent.  After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of any Third Party Claim, (x) the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to such Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, except as otherwise provided herein with respect to possible conflicting legal defenses available to the indemnified and indemnifying Parties, respectively and (y) such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c)                                  With respect to any Third Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d)                                 If any Indemnifying Party fails to assume the defense of any Third Party Claim within thirty (30) days after receipt of written notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim and be fully indemnified therefor to the extent it is ultimately determined that the Indemnifying Party is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim.  If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall, to the extent required hereunder, reimburse all costs and expenses of the Indemnitee incurred with respect to such Third Party Claim.

Section 5.6                                    Additional Matters.

(a)                                 Any claim on account of a Liability or related loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the relevant Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment.  If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and any applicable Ancillary Agreement.

(b)           In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)           In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable.

Section 5.7            Survival of Indemnities.  The rights and obligations of each Party and their respective Indemnitees under this ARTICLE V shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities.

ARTICLE VI

CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

Section 6.1            Restriction on Employee Solicitation and Hiring.

(a)           During the period from the date hereof through the first anniversary of the date hereof, DG shall not, directly or indirectly, hire or solicit any Person, other than Persons that are employees of the TV Business as of the date hereof, who is or was employed by SpinCo or any of its Subsidiaries during the twelve-month period prior to the date hereof in connection with the Online Business, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.1(a) shall prevent DG from hiring any employee whose employment has been terminated subsequent to date hereof by SpinCo.

(b)           During the period from the date hereof through the second anniversary of the date hereof, SpinCo shall not, directly or indirectly, hire or solicit any Person, other than Persons that are employees of the Online Business as of the date hereof, who is or was employed by DG or the Buyer or any of their respective Subsidiaries during the twelve-month period prior to the date hereof in connection with the Restricted Business, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees;

provided that nothing in this Section 6.1(b) shall prevent SpinCo from hiring any employee whose employment has been terminated subsequent to date hereof by DG or the Buyer.  Notwithstanding anything herein to the contrary, prior to the date hereof, SpinCo shall have the right to specify in writing up to twenty (20) employees of the Television Business to be hired by SpinCo for the Online Business without DG, Acquisition Sub or the Buyer incurring any liability whatsoever for such employees after date hereof.

Section 6.2            Marks.  As soon as reasonably practicable and in any event within ninety (90) days of the Redemption Date, each Party shall, and shall cause each member of such Party’s Group to: (a) (i) in the case of DG, cease to make any use of the words set forth on Schedule 6.2(a) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “SpinCo Marks”) and (ii) in the case of SpinCo, cease to make use of the words set forth on Schedule 6.2(b) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (collectively with the SpinCo Marks, the “Marks”), (b) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the other Party’s Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental Authority, and change any corporate, trade, and assumed name that uses the other Party’s Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof and (c) remove, strike over or otherwise obliterate all Marks of the other Party from (or otherwise not use) in all materials owned by such Party and its Affiliates, including any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the other Party’s Marks.

Section 6.3            Merger Agreement.  SpinCo covenants to comply in all material respects with its obligations under the Merger Agreement.

Section 6.4            Representations.

(a)           DG and SpinCo each represents and warrants to the other as follows:

(i)            Each of DG and SpinCo has all necessary corporate power and authority to execute and deliver this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by them), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Spin-Off Transaction.  The execution and delivery of this Agreement by each of DG and SpinCo (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by them) and the consummation by each of DG and SpinCo of the transactions contemplated hereby and thereby, including the Spin-Off Transaction, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either DG or SpinCo and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by each of DG and SpinCo constitutes a legal, valid and binding obligation of each of DG and SpinCo, enforceable against them in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be thought.

(ii)           None of the execution, delivery or performance of this Agreement by DG or SpinCo or the consummation by them of the Spin-Off Transaction or the compliance with any of the provisions of this Agreement will (with or without notice of lapse of time, or both): (A) conflict with or violate any provision of the Company Certificate or Company Bylaws or the certificate of incorporation or bylaws of SpinCo, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.4 of the Merger Agreement have been obtained and all filings and notifications described in Section 4.4(d)-(h) of the Merger Agreement have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to DG or any DG Subsidiary or any of their respective properties or assets; or (C) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of DG or any DG Subsidiary pursuant to, any contract, Company Permit, or other instrument or obligation to which DG or any DG Subsidiary is a party or any of their respective properties or assets may be bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, breaches, losses, changes of  control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)           Each of DG and SpinCo is not now insolvent, and will not be rendered insolvent by the Spin-Off Transaction.  As used in this Section, “insolvent” means that the sum of debts and other probable Liabilities exceeds the present fair saleable value of assets.  Immediately after giving effect to the consummation of the Spin-Off Transaction, (A) SpinCo will be able to pay its Liabilities as they become due in the usual course of its business, (B) SpinCo will have sufficient working capital with which to conduct its present or proposed business, (C) SpinCo will have assets (calculated at fair market value) that exceed its Liabilities and (D) SpinCo will have sufficient cash available to satisfy its obligations, including the indemnification obligations to DG pursuant to this Agreement.

(b)           SpinCo represents and warrants to DG that the assets remaining with DG and its Subsidiaries immediately after the consummation of the Spin-Off Transaction will constitute all of the assets used primarily in the operation of the Television Business immediately prior to the consummation of the Spin-Off Transaction, other than with respect to the working capital and cash used in the Television Business and the corporate assets referred to in Section 2.2.3 herein.

Section 6.5            Non-Competition  For a period of five (5) years commencing on the date hereof (the “Restricted Period”), SpinCo shall not, directly or indirectly, through one or more of its Subsidiaries or otherwise: (a) engage in or assist others in engaging in the Restricted Business in the Territory; (b) have an equity or other ownership interest in any Person (other than the Buyer or its Affiliates) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; (c) solicit or accept the business of any actual or prospective client or customer of DG or the Restricted Business (including any existing or former client or customer of DG, the Buyer or any of their respective Subsidiaries or the Restricted Business and any Person that becomes a client or customer of DG, the Buyer or any of their respective Subsidiaries or the Restricted Business after the date hereof), or any other Person who has a material business relationship with DG, the Buyer or any of their respective Subsidiaries or the Restricted Business, to purchase products or services competitive with the  Restricted Business; or (d) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of DG, the Buyer or any of their respective Subsidiaries as it relates to the Restricted Business (including any existing or former client, customer, supplier or licensor of DG, the Buyer or any of their respective Subsidiaries as it relates to the Restricted Business and any Person that becomes a client, customer, supplier or licensor of DG, the Buyer or any of their respective Subsidiaries as it relates to the Restricted Business after the date hereof), or any other Person who has a material business relationship with DG, the Buyer or any of their respective Subsidiaries as it relates to the Restricted Business, to terminate or modify any such actual or prospective relationship.  Notwithstanding the foregoing, SpinCo may own, directly or indirectly, solely as an investment, equity securities of any Person traded on any national securities exchange if SpinCo is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person.

ARTICLE VII

CONFIDENTIALITY

Section 7.1            Confidentiality.

(a)           Notwithstanding any termination of this Agreement and subject to Section 7.2, for a period of two (2) years from the Redemption Date, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party or any member of such other Party’s Group that is in its possession after the Redemption Date or furnished by the other Party, any other member of such other Party’s Group, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby or thereby, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group, or (iii) independently generated without reference to any proprietary or confidential Information of the other Party or any member of such other Party’s Group.  Notwithstanding the foregoing, the obligations under this Section 7.1(a) shall survive in perpetuity in the case of any Information that is and remains protected (other than as a result of any act or omission by the other Party or its representatives) as a trade secret (including, for the avoidance of doubt, software).

(b)           Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either: (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and/or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party provided, however, that the obligation to return or destroy Information shall not apply to copies of Information made as a matter of routine information technology backup (although such copies shall remain subject to the confidentiality and use restrictions hereunder); and provided further that, regardless of whether the Information is returned or destroyed, the recipient Party may retain one archival copy of the other Party’s (or any of its Group’s) Information for use solely in the event a dispute arises hereunder and only in connection with such dispute.

(c)           For the avoidance of doubt, each Party acknowledges that the customer list of the other Party is an asset of such other Party and constitutes confidential and proprietary Information of such other Party, and is subject to the confidentiality and other protections of this Agreement.

Section 7.2            Protective Arrangements.  In the event that either Party or any member of such Party’s Group, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by Law to disclose any Information or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or their respective Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request may thereafter: (i) furnish only that portion of the Information that is legally required, (ii) give notice to the other Party of the information to be disclosed as far in advance as is practical, and (iii) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

ARTICLE VIII

ACCESS TO INFORMATION AND SERVICES

Section 8.1            Provision of Corporate Records.

(a)           In furtherance and not in limitation of DG’s obligation to deliver to SpinCo the SpinCo Assets set forth in Section 2.2.9,  and except as otherwise provided in any Ancillary Agreement, upon the prior written request by SpinCo for specific and identified books and records which relate to (x) SpinCo or the conduct of the Online Business, as the case may be, on or prior to the Redemption Date or (y) any Ancillary Agreement to which SpinCo and DG are parties (collectively, the “SpinCo Books and Records”), DG shall deliver or cause to be delivered, as soon as practicable but no later than ten (10) Business Days following the date of such request, copies of such SpinCo Books and Records in its possession or control, except to the extent such items are already in the possession of SpinCo or a SpinCo Affiliate, at the expense of SpinCo to a location specified by SpinCo.

(b)           Except as otherwise provided in any Ancillary Agreement, upon the prior written request by DG for specific and identified books and records which relate to (x) DG or the conduct of the Television Business, as the case may be, on or prior to the Redemption Date or (y) any Ancillary Agreement to which SpinCo and DG are parties (collectively, the “DG Books and Records”), SpinCo shall deliver or cause to be delivered, as soon as practicable but no later than ten (10) Business Days following the date of such request, copies of such DG Books and Records in its possession or control, except to the extent such items are already in the possession of DG or a DG Affiliate, at the expense of DG to a location specified by DG.

(c)           With respect to books and records that relate to both the Online Business and the Television Business (the “Combined Books and Records”), (i) the Parties shall use good faith efforts to divide such Combined Books and Records into SpinCo Books and Records and DG Books and Records, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, each Party shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

Section 8.2            Access to Information.  Except as otherwise provided in any Ancillary Agreement and subject to Section 8.4, from and after the Redemption Date, DG shall provide SpinCo and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights upon reasonable advance notice during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, “Operations Data”), including real time, uninterrupted access to DG’s Great Plains financial and management information system, relating to pre-Redemption operations of the Online Business within DG’s possession or control (including using reasonable best efforts to give access to persons or firms possessing information) insofar as such access is reasonably required by SpinCo for the conduct of the Online Business, subject to appropriate restrictions for classified or privileged information.  Similarly, except as otherwise provided in any Ancillary Agreement and subject to Section 8.4, SpinCo shall provide DG and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable best efforts to give access to persons or firms possessing information) and duplicating rights upon reasonable advance notice during normal business hours to Operations Data relating to the pre-Redemption Operations of the Television Business, within SpinCo’s possession or control (including using reasonable best efforts to give access to persons or firms possessing information), insofar as such access is reasonably required by DG for the conduct of the Television Business, subject to appropriate restrictions for classified or privileged information.  Operations Data and other documents may be requested under this ARTICLE VIII for the legitimate business purposes of either Party, including audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

Section 8.3            Production of Witnesses.  At all times after the Redemption Date, subject to Section 8.4, each of SpinCo and DG shall use reasonable best efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

Section 8.4            Reimbursement.  Except to the extent otherwise contemplated in any Ancillary Agreement, a Party providing Operations Data or witness services to the other Party under this ARTICLE VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Operations Data or witness services.

Section 8.5            Privileged Matters.  To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a)           DG shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Television Business and as to which privilege arose prior to the Separation, whether or not the privileged information is in the possession of or under the control of DG or SpinCo.  DG shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of DG and the DG Group, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by DG, whether or not the privileged information is in the possession of or under the control of DG or SpinCo.

(b)           SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Online Business, whether or not the privileged information is in the possession of or under the control of DG or SpinCo.  SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of DG or SpinCo.

(c)           DG and SpinCo agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Sections 8.5(a) and (b).  All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both DG and SpinCo in respect of which DG and SpinCo retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d)           No Party may waive any privilege which could be asserted under any applicable Law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.5(e) below.  Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)           In the event of any litigation or dispute between a member of the DG Group and a member of the SpinCo Group, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the DG Group and the SpinCo Group, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f)            If a dispute arises between the Parties regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by any Party of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of DG and SpinCo, as set forth in Sections 8.4 and 8.5 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges.  The access to information being granted pursuant to Sections 8.1 and 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3 and the transfer of privileged information between the DG Group and the SpinCo Group pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.6            Limitations on Obligations.  Notwithstanding anything to the contrary, (x) in the event that the Party to whom the request has been made determines in good faith upon the advice of counsel that any such provision of Information would violate any applicable law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence; and (y) the Party providing information hereunder shall only be obligated to provide such information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1            Disputes.  DG and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE IX if and when a dispute arises under this Agreement or the Ancillary Agreements; provided, however, that the provisions of this Article IX shall not apply with respect to the interpretation and enforcement of the indemnification provisions of this Agreement, which matters may be brought before any court of competent jurisdiction.  In the event of a dispute between the Parties, either Party may, by written notice to the other, have such dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations.  In the event that, for any reason, the chief executive officers are not able to resolve such dispute within ten (10) Business Days after receipt of notice, then at the request of any Party the dispute shall be resolved as provided in Section 9.2 and Section 9.3.

Section 9.2            Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including disputes relating to breach, validity or termination thereof, that has not been resolved in accordance with Section 9.1 herein shall, at the request of any Party be finally resolved by binding arbitration in the manner set forth in Section 9.3.

Section 9.3            Arbitration Procedure.  The arbitration shall be conducted in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration (the “Rules”) then in effect, subject to the following provisions:

(a)           Notice.  If a Party intends to begin an arbitration proceeding to resolve a dispute hereunder, such Party shall provide written notice to the other Party in accordance with the Rules, which notice shall include a complete listing of all of the issues to be resolved in such arbitration.  The other Party may, in response to such notice, add additional issues to be resolved by providing a written response to such first Party.

(b)           Arbitrators.  If the aggregate amount in controversy is $5 million or less (including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within thirty (30) days of receipt by respondent of a copy of the demand for arbitration.  If the aggregate amount in controversy is more than $5 million (including all claims and counterclaims), there shall be three arbitrators meeting the conditions set forth in this Section 9.3(b), one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third arbitrator, who shall chair the arbitral tribunal, shall be mutually appointed by the two Party-appointed arbitrators within fifteen (15) days of the appointment of the second arbitrator.  If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the CPR in accordance with the Rules.  Any arbitrator appointed by the CPR shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and experience as an arbitrator.  Each arbitrator shall be neutral, disinterested, impartial and independent of the Parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes.  Except with regard to selection of the third arbitrator by the Party-appointed arbitrators, there shall be no ex parte communications with the arbitrator(s) during the arbitration.

(c)           Interim Relief.  By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(d)           Location.  The arbitration shall be conducted and the award shall be rendered in New York, New York.

(e)           Discovery.  The Parties shall have the right to undertake limited and focused documentary discovery and, as may be expressly authorized by the arbitrator(s) limited depositions of no more than five per Party and of limited duration, upon a determination that such depositions are reasonably necessary to enable the requesting Party to prepare and present its claims and/or defenses at the hearing.

(f)            The arbitration hearing on the merits shall be held as soon as practicable, if possible no later than one hundred and twenty (120) days following the date of the appointment of the sole or third arbitrator, or as soon thereafter as is practicable.  The arbitrator(s) must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence and that each Party is given at least an approximately equal amount of time for presentation of its case.  The arbitrator(s) shall require witnesses to testify under oath if requested by any Party.  Any Party desiring a stenographic record may, at their own cost, secure a court reporter to attend the proceedings.  When the arbitrator(s) determine that all relevant and material evidence and arguments have been presented, the arbitrator(s) will declare the hearing closed.  The arbitrator(s) may defer the closing of the hearing for up to ten (10) days to permit the Parties to submit post-hearing briefs.

(g)           The arbitrator(s) may award any remedy allowed by Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including specific performance or any other form of permanent injunctive relief.  Notwithstanding the foregoing, punitive, exemplary or multiple damages may not be awarded.  Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof.  In rendering the award, the arbitrator(s) shall apply the substantive Law of the State of Delaware, without regard to its conflict of laws provisions.  The interpretation of and enforcement of this ARTICLE IX shall be governed by the Federal Arbitration Act.  The arbitrator(s) will render the award and its decisions within thirty (30) days following the date of the closing of the hearing or as soon thereafter as practicable.  The decision and award of the arbitrator(s) will be final and binding on the Parties and may be entered and enforced in any court having jurisdiction.

Section 9.4            Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s confidential Information.  Except as required by Law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of each other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as may be required in connection with the enforcement of such award or as otherwise required by applicable Law or regulatory authority.

ARTICLE X

FURTHER ASSURANCES

Section 10.1          Further Assurances.

(a)           In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties hereto shall use its reasonable best efforts, prior to, on and after the Redemption Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Without limiting the foregoing, prior to, on and after the Redemption Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate  the provisions and purposes of this Agreement and the Ancillary Agreements, including the assignment and transfer of the SpinCo Assets, the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby.

(c)           From and after the Separation, if there is any asset that is used primarily in the Television Business or the Online Business that is critical to the operation of the other, the parties shall negotiate in good faith to make such asset or the benefit thereof available to the other pursuant to the Transition Services Agreement or such other arrangement as the parties may in good faith agree.

Section 10.2          Savings Clause.  To the extent any assignment of any contract, agreement or other instrument pursuant to the terms of this Agreement would violate the terms of such contract, agreement or instrument, such assignment shall be voidable, and the Parties will endeavor in good faith to subcontract to each other the benefits contemplated by such assignment, and/or seek the consent to such assignment from the other party(ies) thereto, including entering into novation agreements as such other party(ies) may reasonably require.  To the extent any assigned or novated contract, agreement or other instrument has a useful benefit to the ongoing business of the assignor of such contract, agreement or other instrument, the assignee thereof shall in good faith cooperate with the assignor in seeking to retain such benefit on a non-exclusive basis whether by subcontract or contact with (and if necessary negotiation with) the other party(ies) to such contract to retain such benefit by execution of a new or replacement contract, agreement or other instrument.

Section 10.3          Schedules(a).  The schedules referenced in this Agreement shall be updated as reasonably required due to apparent error or the passage of time from the date hereof to the Redemption Date, provided that Buyer shall have the right to review and consent to changes to the Schedules hereto with reasonable advance notice, such consent not to be unreasonably withheld.

ARTICLE XI

TERMINATION

Section 11.1          Termination.  Notwithstanding anything to the contrary herein, except as set forth in the Merger Agreement, this Agreement (including ARTICLE V (Releases and Indemnification) hereof) may be terminated and the Redemption may be amended, modified or abandoned, in each case, at any time prior to the Redemption Date by and in the sole discretion of DG without the approval of SpinCo or the stockholders of DG.  In the event of such termination, no Party shall have any Liability to the other Party or any other Person.  After the Redemption Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

ARTICLE XII

MISCELLANEOUS

Section 12.1          Counterparts; Entire Agreement.

(a)           This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)           This Agreement, the Ancillary Agreements and the Appendices and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Except with respect to certain tax matters set forth in the Tax Matters Agreement, which shall be governed in accordance with such Tax Matter Agreement, and certain employee and employee benefit plan matters set forth in the Employee Matters Agreement, which shall be governed by the Employee Matters Agreement in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement (including amendments hereto) shall control.

Section 12.2          Governing Law.  This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 12.3          Tax Matters.  Notwithstanding anything to the contrary in this Agreement, except as expressly set forth herein, the rights and obligations of the Parties with respect to any and all tax matters shall be exclusively governed by the provisions of the Tax Matters Agreement, and the rights and obligations of the Parties with respect to any and all employee and employee benefit plan matters shall be exclusively governed by the provisions of the Employee Matters Agreement.

Section 12.4          Assignability.  The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

Section 12.5          Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any DG Indemnitee or SpinCo Indemnitee in their respective capacities as such, and except for Sections 3.3(e), 6,1(b) and 6.5 of which Buyer is an intended third party beneficiary hereof, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 12.6          Notices.  All notices, requests, claims, demands or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to DG after the Redemption Date, to :

c/o Extreme Reach, Inc.

75 2nd Avenue

Needham, MA 02494
Attention: John Roland, President and CEO
Facsimile: (877) 484-8836

with a copy, which shall not constitute notice, to:

Pierce Atwood LLP

100 Summer Street, Suite 2250

Boston, MA  02110
Attention: Timothy C. Maguire, Esq.
Facsimile:  (617) 824-2020

If to SpinCo, to:

The New Online Company
750 West John Carpenter Freeway, Suite 700
Irving, TX  75039
Attention: Craig Holmes, Chief Financial Officer
Facsimile: (972) 581-2100

with a copy to:

The New Online Company
750 West John Carpenter Freeway, Suite 700
Irving, TX  75039
Attention: Sean N. Markowitz, General Counsel and Secretary
Facsimile: (972) 581-2100

and a copy, which shall not constitute notice, to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: William P. O’Neill
Telephone: (202) 637-2275
Facsimile: (202) 637-2201
E-mail: william.o’neill@lw.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 12.6.

Section 12.7          Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 12.8          Publicity.  Prior to the Redemption, each of SpinCo and DG shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Redemption or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

Section 12.9          Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Redemption is consummated, all Third Party fees, costs and expenses paid or incurred in connection with the Redemption will be paid by SpinCo.

Section 12.10       Headings; Interpretation.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.  When a reference is made in this Agreement to an Appendix, Article or Section, such reference shall be to an Appendix, Article or Section of this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes.  References to a Person are also to its permitted successors and assigns.

Section 12.11       Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement and subject to termination of this Agreement pursuant to Section 11.1, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Redemption Date and remain in full force and effect in accordance with their applicable terms.

Section 12.12       Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 12.13       Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with ARTICLE IX, (ii) provisional or temporary injunctive relief in accordance therewith in the District of Delaware, and (iii) enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 12.14       Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 12.15       Waiver of Jury Trial.  SUBJECT TO ARTICLE 9 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Redemption Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DIGITAL GENERATION, INC.

By:	/s/ Craig Holmes
Name:	Craig Holmes
Title:	Chief Financial Officer

SIZMEK INC.

By:	/s/ Neil Nguyen
Name:	Neil Nguyen
Title:	President and Chief Executive Officer

APPENDIX A

DEFINITIONS

“Acquisition Sub” shall have the meaning set forth in the recitals.

“Action” shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including a Subsidiary (as defined below).  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of twenty percent (20%) of the then outstanding shares of common stock or the combined voting power of such Person.

“Agent” shall have the meaning set forth in Section 3.1(a).

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Agreements” shall mean all of the written agreements, instruments,  assignments, bills of sale, assumption agreements and other arrangements entered into in connection with the Spin-Off Transaction, including the Transition Services Agreement, Tax Matters Agreement and Employee Matters Agreement.  The Ancillary Agreements shall not include the Merger Agreement.

“Buyer” shall have the meaning set forth in the recitals.

“Combined Books and Records” shall have the meaning set forth in Section 8.1(c).

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Consents” shall mean any consents, waivers or approvals required from, or notification required to be made to, any Third Party (other than a Governmental Authority) in connection with the transactions contemplated by this Agreement.

“Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

i

“CPR” shall have the meaning set forth in Section 9.3.

“DG” shall have the meaning set forth in the introductory paragraph.

“DG Books and Records” shall have the meaning set forth in Section 8.1(b).

“DG Common Stock” shall mean the Common Stock, $0.001 par value per share, of DG.

“DG Group” shall mean DG and each Person, other than any member of the SpinCo Group, that is an Affiliate of DG immediately after the Redemption Date or that becomes an Affiliate of DG after the Redemption Date.

“DG Liabilities” shall mean all Liabilities of the DG Group arising out of the Television Business occurring after the Effective Time of the Merger and which, for the avoidance of doubt, shall not include any SpinCo Liabilities.

“DG Marks” shall have the meaning set forth in Section 6.2.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement between DG and SpinCo to be entered into on or prior to the Redemption Date.

“Exchange” shall mean the NASDAQ Capital Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the Commission relating to the SpinCo Common Stock, as amended from time to time.

“Governmental Approvals” shall mean any notices, reports or other filings required to be made, and any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Authority, in each case, in connection with the transactions contemplated by this Agreement.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” shall mean either the DG Group or the SpinCo Group, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated Third Party insurer under any Third Party Shared Policy, or (ii) paid by such Third Party insurer on behalf of an insured under any Third Party Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

“Insured DG Liabilities” shall mean that portion of any DG Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the SpinCo Group directly, as a holder, successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the DG Group.

“Insured SpinCo Liabilities” shall mean that portion of any SpinCo Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the DG Group directly, as a holder, successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the SpinCo Group.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks and all goodwill associated therewith, (iii) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” shall mean any and all debts, liabilities and obligations whatsoever, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

“Liable Party” shall have the meaning set forth in Section 2.5(d).

“Marks” shall have the meaning set forth in Section 6.2.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Online Business” shall have the meaning ascribed in the Merger Agreement.

“Operations Data” shall have the meaning set forth in Section 8.2.

“Party” shall have the meaning set forth in the introductory paragraph.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Redemption Date” shall mean the Effective Date of the Merger.

“Restricted Business” shall mean any enterprise engaged in the Television Business throughout the Territory provided however that for purposes of clarity “Restricted Business” shall not include the ad serving of commercials or data to Connected TV, Video On Demand platforms or online publishers and distributors offering TVE (Television Everywhere).

“Restricted Period” shall have the meaning set forth in Section 6.5.

“Rules” shall have the meaning set forth in Section 9.3.

“Separation” shall have the meaning set forth in the recitals.

“Shared Policies” shall mean all Policies, entered prior to the Redemption Date which are between or among a member of the DG Group, SpinCo Group or any of their respective Affiliates and one or more Third Parties that benefit both the Television Business and the Online Business.

“Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

“SpinCo” shall have the meaning set forth in the introductory paragraph.

“SpinCo Assets” shall have the meaning set forth in Section 2.2.

“SpinCo Books and Records” shall have the meaning set forth in Section 8.1(a).

“SpinCo Common Stock” shall have the meaning set forth in the recitals.

“SpinCo Group” shall mean SpinCo and each Person that is an Affiliate of SpinCo immediately after the Redemption Date or that becomes an Affiliate of SpinCo after the Redemption Date.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3.

“SpinCo Marks” shall have the meaning set forth in Section 6.2.

“SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of DG or any of its Affiliates or predecessors, which relate only to the Online Business and are assignable to the SpinCo Group.

“Subsidiary” shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by a Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax Matters Agreement” means that certain Tax Matters Agreement by and among DG and SpinCo dated as of the date hereof.

“Television Business” shall have the meaning ascribed in the Merger Agreement.

“Territory” shall mean the world.

“Third Party” shall mean any Person other than DG, any DG Affiliate, SpinCo and any SpinCo Affiliate.

“Third Party Claim” shall have the meaning set forth in Section 5.5(a).

v

“Transition Services Agreement” shall mean that certain Transition Services Agreement between DG and SpinCo to be entered into on or prior to the Redemption Date.